UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 9, 2018

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington		98004
(Address of principal executive offices)		(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2018, Esterline Technologies Corporation (“Esterline”) announced that the Board of Directors appointed Stephen Nolan as Executive Vice President & Chief Financial Officer, effective February 5, 2018 (the “Effective Date”). Mr. Nolan will succeed Mr. Robert D. George, the Company’s current Executive Vice President, Chief Financial Officer & Corporate Development, who is retiring from Esterline.

Appointment of Mr. Nolan

Mr. Nolan, 48, has served since February 2015 as Senior Vice President and Chief Financial Officer of Vista Outdoor Inc., a leading global manufacturer of consumer products in the outdoor sports and recreation markets that was spun out of Alliant Techsystems Inc., or ATK, in connection with the merger of ATK and Orbital Sciences in 2015. Prior to this position, he served as Senior Vice President of Strategy and Business Development of Orbital ATK (a designer and supplier of space, defense and aviation-related systems) from July 2013 to February 2015. From February 2013 through July 2013, he served as Orbital ATK’s Interim Senior Vice President of Business Development. From 2010 to 2013, he was Orbital ATK’s Vice President, Strategy and Business Development, Aerospace Systems. Prior to that, he held a number of leadership positions across Orbital ATK. Before joining Orbital ATK in 2006, he was a Director of Corporate Strategy and Development at Raytheon Company. Mr. Nolan holds a B.S. in engineering from Trinity College at the University of Dublin, an M.S. in Civil Engineering from the from the University of Massachusetts Amherst and an M.B.A. from the Massachusetts Institute of Technology.

In connection with the new appointment, Mr. Nolan agreed to the terms of an offer letter agreement with Esterline. Mr. Nolan, like all other executive officers of Esterline, will serve at the pleasure of the Board of Directors. Pursuant to the offer letter, effective on the Effective Date, Mr. Nolan will receive an annual base salary of $525,000. He will also receive a new hire stock option to purchase 21,100 shares of Esterline common stock with an exercise price equal to the closing trading price of Esterline common stock on the Effective Date and a new hire award of 8,450 restricted stock units.

Pursuant to the offer letter, Mr. Nolan will be eligible to participate in Esterline’s Annual Incentive Compensation Plan for fiscal year 2018 on a pro-rated basis, and his target will equal 70% of his base salary for fiscal year 2018. He will also be eligible to participate in Esterline’s Long Term Incentive Program (“LTIP”) beginning in fiscal year 2019, with a total annual target value of 150% of Mr. Nolan’s base salary. The value of Mr. Nolan’s LTIP award will be allocated in accordance with the LTIP that will be effective for fiscal 2019.

Mr. Nolan will also be eligible to participate in Esterline’s retirement, health care and other benefit plans and in the Supplemental Retirement Income Plan and the Supplemental Executive Retirement and Deferred Compensation Plan. Mr. Nolan will also receive a car allowance of up to approximately $800 per month, before taxes, and up to $8,000 annually for financial planning services. Esterline will also reimburse him for certain relocation expenses in accordance with standard corporate policy.

Upon the effectiveness of Mr. Nolan’s appointment, Esterline and Mr. Nolan will enter into a Termination Protection Agreement, similar to those in place with the company’s other executive officers, that generally provides for the following compensation benefits in the event that Mr. Nolan is terminated without cause or resigns for good reason within two years after the day preceding a change of control: (1) a pro rata amount of Mr. Nolan’s target annual incentive compensation, (2) a lump sum payment equal to all other earned, but unpaid amounts, (3) a lump sum payment equal to three times Mr. Nolan’s annual base salary plus target annual incentive compensation, (4) full vesting of all outstanding unvested equity awards, (5) payment of certain legal fees and expenses associated with the termination, and (6) an amount equal to the then-current COBRA premium rate for Mr. Nolan and his dependents multiplied by the number of months remaining in the two-year period following the change of control multiplied by 1.4.

The foregoing summary of the material terms of Mr. Nolan’s offer letter is qualified in its entirety by the full text of the offer letter, which is filed with this report as Exhibit 10.1 and incorporated herein by reference.

Retirement of Mr. George

Effective February 5, 2018, Mr. George will retire from his current positions with Esterline. Mr. George will remain employed through June 30, 2018 to support the transition of responsibilities to Mr. Nolan as well as special activities at the request of the CEO.

Item 7.01.	Regulation FD Disclosure.

On January 9, 2018, Esterline issued a press release regarding the changes described in this report, which is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter from Esterline Technologies Corporation to Stephen Nolan dated December 20, 2017.

99.1	Press release issued by Esterline Technologies Corporation dated January 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: January 9, 2018	By:	/s/ MARCIA J. MASON
		Name:	Marcia J. Mason
		Title:	Executive Vice President & General Counsel